Exhibit h(6)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts life insurance company (the “Manager”), and MML Series Investment Fund II, a Massachusetts business trust (the “Trust”), effective as of the 15th day of August, 2008.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MML Strategic Emerging Markets Fund and MML China Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement cannot be terminated unilaterally by the Manager:

1.	Expense Limitation

The Manager agrees to

(i)	cap the fees and expenses of the MML Strategic Emerging Markets Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses), excluding Acquired Fund fees and expenses, through May 2, 2010, to the extent that Net Fund Expenses would otherwise exceed 1.40% and 1.65% for Class II and Service Class I, respectively; and

(ii)	cap the fees and expenses of the MML China Fund (other than extraordinary litigation and legal expenses, or other non-recurring or unusual expenses) through May 2, 2010, to the extent that Net Fund Expenses would otherwise exceed 1.40% and 1.65% for Class II and Service Class I, respectively;

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 15th day of August, 2008.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By:	/s/ Eric Wietsma
Eric Wietsma, Corporate Vice President

MML SERIES INVESTMENT FUND II on behalf of MML Strategic Emerging Markets Fund and MML China Fund

By:	/s/ Nicholas Palmerino
Nicholas Palmerino, CFO and Treasurer